EXHIBIT 5.1

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FIRM / AFFILIATE OFFICES
	Abu Dhabi	Milan
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August 27, 2014	Brussels	New York
	Chicago	Orange County
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Motorcar Parts of America, Inc.
2929 California Street
Torrance, CA 90503

Re:	Registration Statement on Form S-3 (No. 333-195585); 2,760,000 shares of Common Stock, par value $0.01 per share

Ladies and Gentlemen:
We have acted as special counsel to Motorcar Parts of America, Inc., a Delaware corporation (the "Company"), in connection with the proposed issuance of 2,760,000 shares (including up to 360,000 shares subject to the underwriters' over-allotment option) (the "Shares") of common stock of the Company, par value $0.01 per share (the "Common Stock").  The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the "Act"), filed with the Securities and Exchange Commission (the "Commission") on April 30, 2014 (Registration No. 333-195585) (as so filed, the "Registration Statement"), a base prospectus dated April 30, 2014 included in the Registration Statement at the time it originally became effective (the "Base Prospectus"), a preliminary prospectus supplement dated August 20, 2014 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the "Preliminary Prospectus") and a prospectus supplement dated August 27, 2014 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the "Prospectus").  The Shares are being sold pursuant to a purchase agreement dated August 27, 2014 by and among Craig-Hallum Capital Group LLC, as representative of the several underwriters listed on Schedule I thereto, and the Company (the "Purchase Agreement").  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the Preliminary Prospectus or the Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

August 27, 2014

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the general corporate law of New York, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Purchase Agreement, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to the Company's Form 8-K dated August 27, 2014 and to the reference to our firm in the Prospectus under the heading "Legal Matters."  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP